Exhibit 10.1

PATENT ASSIGNMENT AGREEMENT

THIS PATENT ASSIGNMENT AGREEMENT (the “Agreement”) is signed by the following Parties and is effective as of 7th July, 2017 (the “Effective Date”):

1.

Zhengda Gene Life Science Shares Limited (“ZHENGDA”), a company incorporated in the Hong Kong Special Administrative Region (“Hong Kong”) of the People’s Republic of China (the “PRC”) with its registered address at Unit 04, 7/F., Bright Way Tower, No. 33 Mong Kok Road, Kowloon, Hong Kong.

2.

Medisun Precision Medicine Ltd. (“MPM”), a Marshall Islands Corporation with its registered address at Trust Company Complex, Ajeltake Road, Majuro, Marshall Islands MH96960.

ARTICLE 1 – BACKGROUND

1.1

ZHENGDA hereby warrants and confirms that it is the sole beneficial owner of certain patent rights (the “Patent Rights”) applied for registration in the State Intellectual Property Office of the PRC (patent application number: 201610218242) in relation to isolation and culture method for primary mice or rat skeletal muscle cells.  A description of the Patent Rights is attached as Appendix A to this Agreement.  ZHENGDA has the right to sell, assign and transfer said Patent Rights.  It is hereby further warranted and confirmed by ZHENGDA that it has obtained all necessary consents, permits and approvals to acquire the Patent Rights, and now sells, assigns and transfers the Patent Rights, and to the best information, knowledge and belief of ZHENGDA, there is no litigation or dispute over the Patent Rights, and it is not aware that the application would be likely to be refused by the State Intellectual Property Office of the PRC.

1.2

ZHENGDA is willing to sell, assign and transfer said Patent Rights to MPM, subject to the terms and conditions of this Agreement.

1.3

In consideration of the premises and the mutual covenants contained in this Agreement, ZHENGDA and MPM (hereinafter the “Parties” or singularly a “Party”) agree to the terms of this Agreement.

ARTICLE 2 – ASSIGNMENT

2.1

Subject to the terms and conditions of this Agreement, ZHENGDA hereby sells, assigns and transfers irrevocably unto MPM, its successors and assigns, the entire interest in the said Patent Rights and all associated rights.  For the Patent Rights assigned hereunder, MPM shall issue and allot 15,000,000 of its new shares of common stock to ZHENGDA as consideration.

ARTICLE 3 – CLOSING

3.1

Closing of this Agreement shall take place on the Effective Date (the “Closing Date”) and immediately after the signing of this Agreement by the Parties, in which the following matters shall be transacted:

3.1.1

issue and allot 15,000,000 new shares of common stock of MPM to ZHENGDA; and

3.1.2

arrange to issue a share certificate of MPM to ZHENGDA certifying that ZHENGDA is the holder of the said 15,000,000 new shares of common stock.

3.2

As soon as practicable after the Closing Date, the Parties shall use their best endeavor to procure that the legal and beneficial ownership of the Patent Rights be transferred or assigned to MPM, and the Parties shall execute all such documents and conduct all such actions which are necessary to bring into effect of such transfer or assignment. All the costs of such transfer or assignment shall be borne equally between the Parties, unless otherwise agreed by the Parties.

3.3

ZHENGDA shall use its best endeavour to assist and provide all such necessary assistance required by MPM to complete the registration of the Patent Rights at the State Intellectual Property Office of the PRC at its own costs.  The obligation under this paragraph as well as the warranty in paragraph 1.1 shall survive upon closing of this Agreement.

ARTICLE 4 – GENERAL

4.1

Unless with the written consent of the other party, the obligations or rights of this Agreement cannot be modified or transferred.

4.2

This Agreement supersedes all prior agreements between the parties who recognize that any claim shall be made in respect of this Agreement. Any modifications to this Agreement need to be in writing and signed by the Parties to become effective.

4.3

This Agreement may be signed in any number of ways by the parties separately, and signed and sent by email to the other party, be deemed an original, and all separately signed documents (including some sent by email) should form the basis of this Agreement.  There shall be three copies of this Agreement, with MPM holding two and ZHENGDA holding one.

4.4

Except where otherwise specified, time is of the essence for this Agreement.

4.5

Unless the other party agrees or disclosure is required by law, regulation or in response to a valid order of a court, no party shall disclose confidential information (including but not limited to financial information, company and customer data).   For avoidance of doubt, it is acknowledged by the Parties that MPM is a public company whose shares have been listed for trading on the OTC Markets in the United States of America, and hence MPM shall be permitted to make all such disclosures or announcements which are necessary or required under the applicable laws and regulations.

4.6

If any jurisdiction finds any provision of this Agreement to be illegal, invalid or unenforceable, it would not affect the legitimacy of the other provisions, validity or enforceability.

4.7

The parties to this Agreement have been advised to obtain independent professional advice.

4.8

Costs and expenses associated with the transfer of the Patent Rights shall be borne by the respective Parties unless otherwise agreed.

4.9

This Agreement shall be governed by and construed in accordance with the PRC law and the Parties to the Agreement have agreed to have non-exclusive jurisdiction of the courts of the PRC.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized signatories as of the date first indicated above.

MEDISUN PRECISION MEDICINE LTD.

By: /s/ Lisha Huang

             Name:  Lisha Huang

Title: Director

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

ZHENGDA’S SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective authorized signatories as of the date first indicated above.

ZHENGDA GENE LIFE SCIENCE SHARES LIMITED

By: /s/ Guofeng Yang

Name:  Guofeng Yang

Title:  Director

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Appendix A

Description of the Patent Rights

Patent CN105907709A - Isolation and culture method for primary mice or rat skeletal m... Page 1 of 5

APPENDIX A

Patents English Chinese Find prior art Discuss this application View PDF Download PDF

CN 105907709 A

Publication number	CN105907709 A
Publication type	Application
Application number	CN 201610218242
Publication date	Aug 31, 2016
Filing date	Apr 8, 2016
Priority date	Apr 8, 2016
Inventors	王晓冰, 杨国峰
Applicant	王晓冰, 杨国峰
Export Citation	BIBTeX, EndNote, RefMan

Classifications (1), Legal Events (2)

External Links: SIPO, Espacenet

ABSTRACT

The invention discloses an isolation and culture method for primary mice or rat skeletal muscle cells. The method innovatively employs a biopsy needle to acquire treated tissue, so sampling is directed at target cells; and thus, the method is direct and effective, ingeniously prevents mixing of surface coated cells and bacteria, reduces contamination of cells and bacteria and substantially improves the purity of the target cells, wherein the purity can almost reach 100% when the cells are separated. At the same time, the isolation and culture method employs a specially-prepared compound enzyme digestive juice and carries out overnight digestion (4 to 20 h) at 4 DEG C; so compared with traditional single collagenase preheating and digestion, the method provided by the invention overcomes the problems of low cell viability and poor yield caused by excess digestion and excess blowing and beating of tissue, and enables digestion to be more uniform and thorough.

DESCRIPTION translated from Chinese

_ Primary mouse species or sub-culturing of bone Yu passage of rat myocytes

FIELD

[0001] The present invention relates to the field of cell culture technology, particularly to a separate culture Primary mouse or rat skeletal muscle cells.

Background technique

[0002] The skeletal muscle cells is one of the largest cells in the body, containing multiple nuclei, fused together by a plurality of myoblasts. Regeneration of skeletal muscle cells is a very complex process. When the damaged skeletal muscle cells, intramuscular silencing myoblasts (also known as muscle satellite cells) are activated, proliferate, and differentiate Gan shift. Found in skeletal muscle cell growth and development, a variety of cell signaling pathways play an important role, such as: phosphatidylinositol 3-kinase, phosphatase, JAK2, STAT3, MAPK like. Mediate GLUT4 skeletal muscle cells cultured insulin activation of glucose transport in differentiated skeletal muscle cells is related to heparin sulfate proteoglycans. Fused multinucleated cells formed multinucleated myotubes skeletal muscle cells is an important process during development. Controlling the opening and the progress of the process, the need myoblasts their environment and interacting complex. Therefore, skeletal muscle cells are cultured model to study cell differentiation processes a useful, but this model is generally based on skeletal muscle cells isolated and cultured mouse / rat.

[0003] However, in practice, there are many problems mouse / isolation and culture of rat skeletal muscle cells.

[0004] First, the previous researches use more collagenase type I digested 1 hour at 37 °, then 37 ° C water bath for 0.25% trypsin digestion for 30 min. The disadvantage is that the vast majority of violent enzyme digestion occurs at 37 degrees, therefore, one can accelerate the speed of digestion, but on the other hand, they will cause great harm cells, particularly pancreatic especially enzymes. Thus resulting in that the digestion time is not good grasp, often digestion time is too long, the majority of cell debris, more hybrid cells and skeletal muscle cells is relatively small, and get poor cell viability, and with the

CLAIMS (10) translated from Chinese

An isolated culture Primary mouse or rat skeletal muscle cells, characterized by comprising the following steps: Step 1: pre-cleaning of skeletal muscle tissue from skeletal muscle tissue of the body, and use of a double antibody and D-hanks amphotericin B irrigation solution; step 2: Muscle cells Muscle tissue using a biopsy needle into a 1 step process, cut skeletal muscle cells; step 3: enzyme digestion of the skeletal muscle cells obtained in step 2 placed digestive enzyme digested, wherein the composite enzyme digestion solution comprises a mass ratio of 1: 1: 1: 1 collagenase type I, collagenase type II, IV Dispase and collagenase enzymes; step 4: isolation the digestion step 3 of skeletal muscle cells and skeletal muscle cells had completed 70um mesh, washed by centrifugation, then resuspended and centrifuged again, and finally resuspended in serum-free culture medium again, isolated skeletal muscle cells, containing 10% _20 % fetal calf serum, 2% anti-bis cultured medium in an incubator at 37 ° C 5% CO_2 in.

The one of the primary mouse or 1 isolation and culture of rat skeletal muscle cells as claimed in claim, wherein said cleaning step in a separation operation of the body is skeletal muscle tissue ophthalmic scissors stripping skin, skeletal muscle tissue, fat aims month, tendons and fascia connective tissue.

1 according to one of the primary isolated cultured mouse or rat skeletal muscle cells A method as claimed in claim, wherein said biopsy needle is used in the second step semi or fully automatic biopsy needle.

1 according to one of the primary isolated cultured mouse or rat skeletal muscle cells A method as claimed in claim, characterized in that the concentration of each enzyme in the enzyme digestion solution in step 3 are img / ml.

1 according to one of the isolation and culture of primary mouse or rat skeletal muscle cells A method as claimed in claim, wherein said enzyme digestion step 3 using 4 ° C digestive enzyme digestion 4-20h.

Try the new Google Patents, with machine-classified Google Scholar results, and Japanese and South Korean patents.

Patent CN105907709A - Isolation and culture method for primary mice or rat skeletal m... Page 2 of 5 extension of subculture time, there skeletal muscle cells become less and less viable, cells gradually die.

[0005] Next, the process of isolation and culture of skeletal muscle cells often heteroaryl and bacteria contamination, greatly affects the primary and subcultured effect.

SUMMARY

[0006] A high purity of the present invention solve the aforementioned problems in the prior art proposed, high survival rate, low pollution and high activity while isolated primary mouse or rat skeletal muscle cells culture method.

[0007] To achieve the above technical object, the technical measures taken by the present invention are:

[0008] - seed culture isolated primary mouse or rat skeletal muscle cells, comprising the steps of:

[0009] Step 1: Pretreatment of skeletal muscle tissue

[0010] Cleanup of skeletal muscle tissue in vitro, using D-hanks solution containing double antibody and amphotericin B irrigation;

1 according to one of the isolation and culture of primary mouse or rat skeletal muscle cells A method as claimed in claim, wherein said step 3 using enzymatic digestion enzyme digestion solution prewarmed 37 ° C digestive 10min-2h.

1 according to one of the isolation and culture of primary mouse or rat skeletal muscle cells A method as claimed in claim, wherein said medium is selected from DMEM medium in step 4, W! 11 lams' medium E culture group or DMEM / F12 medium.

A primary claim 7 isolation and culture of mice or rat skeletal muscle cells according to claim, wherein said medium is DMEM medium in step 4.

A primary mouse of claim 1 or method of isolation and culture of rat skeletal muscle cells according to claim, wherein said anti-bis 1% penicillin-streptomycin.

10. - mouse or rat skeletal muscle cell types isolated primary mouse or rat skeletal muscle cells cultured according to the method as claimed in any one of the claims 1-8 cultured.

[0011] Step 2: skeletal muscle cells

[0012] Step 1 using a biopsy needle into the tissue after the treatment of skeletal muscle, skeletal muscle cells cut;

[0013] Step 3: enzyme digestion

[0014] The skeletal muscle cells obtained in Step 2 was placed in a digestive juice enzyme digestion, wherein the enzyme digestion solution comprises a mass ratio of 1: 1: 1: 1 collagenase type I, type [pl collagenase, IV Type Dispase and collagenase enzymes;

[0015] Step 4: Isolation and culture of skeletal muscle cells

[0016] The digestion step is completed in 3 skeletal muscle cells through 70um mesh, washed by centrifugation, then resuspended and centrifuged again, and finaly resuspended in serum-free culture medium again, isolated skeletal muscle cells, containing 10% - 20% fetal calf serum, 2% medium double antibody were cultured in an incubator at 37 ° C 5% C02 in.

[0017] In order to further optimize the above technical solutions, the technical measures taken by the present invention further comprises:

[0018] Further, in the above Step 1 from the cleaning operation of the body is skeletal muscle tissue ophthalmic scissors skin stripping of skeletal muscle tissue, fat, tendons and connective tissues sarcolemma.

[0019] Further, the biopsy needle used in the above step 2 as semi or fully automatic biopsy needle.

[0020] Further, the above step 3 digestive enzyme concentration of each enzyme are img / ml.

[0021] Further, the above step 3 enzyme digestion using 4 ° C to digest digestive enzyme 4_20h; digestion time is more preferably 12h.

[0022] Further, in step 3 above may also be used enzymatic digestion digestive enzyme digestion of 37 ° C preheated 10min_2h○

[0023] Further, the above step 4 is selected from the culture medium DMEM medium, E medium or Williams' medium DMEM / F12 medium; preferably DMEM medium.

[0024] Further, the double-antibody 1% penicillin-streptomycin.

[0025] another aspect of the present invention further provides mouse and rat skeletal muscle cells according to the above-described isolated or cultured primary mouse skeletal muscle cells of rats cultured.

[0026] The present invention adopts the above technical solution, compared with the prior art, has the following technical effects:

[0027] First, the present invention uses a pioneering needle biopsy tissue taken after the treatment, so that the sampling for the purposes of direct cell effective not only directly, while avoiding subtly and bacterial cell envelope surface of the mixing, decreased cell, bacteria pollution, while greatly improving the purity of the target cell, when to close 1○○%

Try the new Google Patents, with machine-classified Google Scholar results, and Japanese and South Korean patents.

Patent CN105907709A - Isolation and culture method for primary mice or rat skeletal m... Page 3 of 5 isolated cells. Secondly, according to the present invention, in primary mouse / isolation and culture of rat skeletal muscle cells, digestive enzyme used was a specially prepared applicant, a digestive enzyme collagenase type I, collagenase type II, IV Type Dispase and collagenase enzyme composition, and the use of 4 ° C overnight digestion conditions (4_20h), compared to the traditional single preheating collagenase digestion, not only to avoid excessive tissue was digested over low pipetting resulting cell activity, poor yield problems, and thorough digestion is more uniform. In summary, the present invention primary mouse / separation Cultivation of rat skeletal muscle cells can be obtained with high purity, high activity, high risk of contamination while the low activity in primary mouse / rat skeletal muscle well cells, cultured cell differentiation, high cell viability, with the promotion of greater significance.

BRIEF DESCRIPTION

Mouse skeletal muscle cell isolation and culture [0028] FIG. 1 of the present invention is obtained using a fluorescence staining (DAPI) nuclear imaging photomicrograph (10X);

Mouse skeletal muscle cell isolation and culture [0029] FIG. 2 of the present invention obtained using the fluorescent dye captured myosin photomicrograph (10X).

detailed description

[0030] The present invention provides an isolated primary mouse or rat skeletal muscle cell culture method, comprising the steps of:

[0031] Step 1: Pretreatment of skeletal muscle tissue

[0032] Cleanup of skeletal muscle tissue in vitro, using D-hanks solution containing double antibody and amphotericin B irrigation;

[0033] Step 2: skeletal muscle cells

[0034] Step 1 using a biopsy needle into the tissue after the treatment of skeletal muscle, skeletal muscle cells cut;

[0035] Step 3: enzyme digestion

[0036] The skeletal muscle cells obtained in Step 2 was placed in a digestive juice enzyme digestion, wherein the enzyme digestion solution comprises a mass ratio of 1: 1: 1: 1 collagenase type I, type [pi collagenase, IV Type Dispase and collagenase enzymes;

[0037] Step 4: Isolation and culture of skeletal muscle cells

[0038] The digestion step is completed in 3 skeletal muscle cells through 70um mesh, washed by centrifugation, then resuspended and centrifuged again, and finally resuspended in serum-free culture medium again, isolated skeletal muscle cells, containing 10% - 20% fetal calf serum, 2% medium double antibody were cultured in an incubator at 37 ° C 5% C02 in.

[0039] carried out by the following specific embodiments of the present invention, the detailed description and specific, so that a better understanding of the present invention, but the following embodiments do not limit the scope of the present invention.

[0040] Example 1

[0041] The present embodiment employs a mouse, using the method of the present invention is the isolation and culture of skeletal muscle cells isolated, the following steps:

[0042] 1. Extraction of the limbs of mice

[0043] First of neonatal mice were killed (frozen or cervical dislocation 10 minutes), alcohol soak for 5 minutes. Clipping limbs, after initial cleaning to remove limbs kept on ice to obtain skeletal muscle tissue ex vivo.

Pretreatment [0044] 2. The skeletal muscle tissue

[0045] The cleaning bodies from skeletal muscle tissue, under a dissecting microscope with eye scissors carefully stripped limbs skin, fat, fascia tendon and other connective tissue, as far as possible completely removed to avoid contamination of hybrid cells. Repeatedly removed by washing the surface of the skeletal muscle blood and connective tissue may mistakenly band, using D-hanks solution containing double antibody and amphotericin B irrigation. Sign skeletal muscle is successfully processed, the muscle tissue is white, no red blood clot, fat yellow and white fascia tissue residues. [0046] 3. Extraction of skeletal muscle cells and enzyme digestion

[0047] The use of skeletal muscle biopsy needle into the semi-automatic process, cut internal skeletal muscle cells (preferably several times), into the digestive enzyme digestion overnight at 4 ° C.

Tools and Google Patents with machine-classified Google Scholar results, and Japanese and South Korean patents.

Patent CN105907709A - Isolation and culture method for primary mice or rat skeletal m... Page 4 of 5

[0049] The digestion is completed through 70um sieve skeletal muscle cell, cell filtrates taken sieved, according to the volume of PBS was added to the other, 400 g of centrifuged for 5 minutes to obtain a further purified mouse skeletal muscle cells, then treated with 0.2% trypan blue viable cell count of the number of seed culture.

[0050] The media formulation

[0051] The specific skeletal muscle cells in primary culture, and passaging the first day of recovery, with 20% fetal bovine serum, 1% penicillin and streptomycin in DMEM medium. Other times, with 10% fetal calf serum, DMEM medium containing 1% of penicillin-streptomycin.

[0052] 6. The two-dimensional culture

[0053] Purified mouse or rat skeletal muscle cells were resuspended in the above medium to prepare a skeletal muscle of the cell suspension was added to a T25 culture flasks, seeding density of 0.5 X 10 6 / vial . At 37 ° in 5% C02 incubator for culturing. In order to sufficiently remove the skeletal muscle fibroblasts, according to the principle of differential adhesion, respectively, 1 hour and 2 hours after the cell seeding, the cell suspension to a new culture flask replacement, so can the third flasks obtained in purified skeletal muscle cells. 2 days to replace the medium containing 10% FBS, 1% penicillin and streptomycin in DMEM medium. Replace fresh medium every 3 days, cell growth was observed every day under a microscope to the cell confluency reached 70% to 80%, subculture.

[0054] 7. A subculture

[0055] When the cells reached confluence of 70% to 80%, bottle cells plus 1ml 0.25% trypsin-EDTA, incubated for 2 minutes at 37 ° digested incubator. Microscopically, when the cell rounding, increased clearance, serum-containing medium to terminate digestion, cells and down pipetting. 400g rpm for 5 minutes, the obtained cells were added with 20% fetal bovine serum, 1% penicillin and streptomycin DMEM media, seeded in T25 flasks, seeding density of 0.5 * 106 / bottle. At 37 ° in 5% C02 incubator for continued expansion culture. 2 days to replace the medium containing 10% FBS, 1% penicillin and streptomycin in DMEM medium every 3 days later new medium was replaced.

[0056] 8. The cell morphology

[0057] The use of primary staining were isolated and cultured muscle cells and myosin staining nuclei, cell morphology was observed, as shown in Figure 1-2.

[0058] 9. Other relevant parameters were measured

Determination of bacterial and fungal contamination, contamination cells, cell viability count rate during [0059] culture.

[0060] Comparative Example

[0061] Comparative Example digested tissue mass using conventional methods, obtained after separation of skeletal muscle tissue, joint tissue other peel removed, washed with PBS containing double antibody, cut into pieces under aseptic, and 37 ° using collagenase II after digestion C 2h, pipetting tissue with buffer, cells were dispersed, through a screen, washed by centrifugation, then resuspended and centrifuged again, and finally resuspended in serum-free culture medium again, isolated mouse skeletal muscle cells, cell counts was added to a T25 culture flasks, seeding density of 0.5 X 10 6 / vial at 37 degrees, 5% C02 incubator to culture and observe the measurement and related indicators.

[0062] The examples and comparative experiments, applicant has conducted many experiments and data were compared statistically relevant indicators. As shown in Table 1:

[0063] TABLE 1

[0064]

Figure CN105907709AD00061

[0065] Also using rat applicant conducted several experimental results with mice of the same, the method of the present invention prove effective for real mouse and rat skeletal muscle isolated and cultured good results.

[0066] In summary, the present invention primary mouse or rat skeletal muscle cell isolation and culture, the use of special long-term enzyme digestion, such that the total number of cells to obtain a large, high separation rate live; due to the different ways of collecting, skeletal muscle cells obtained by the method according to the present invention, bacteria, fungi and other contamination cells probability is very low, but also can be subcultured, provides a good cell culture research is based in Skeletal Muscle solution.

[0067] The foregoing specific embodiments of the present invention has been described in detail, but just as an example, the present invention is not limited to the specific embodiments described above. To those skilled in the art, any equivalent modifications and alternatives to the present invention are also in the scope of the invention. Thus, variations and

Try the new Google Patents, with machine-classified Google Scholar results, and Japanese and South Korean patents.

Patent CN105907709A - Isolation and culture method for primary mice or rat skeletal m... Page 5 of 5 modifications made to uniformly without departing from the spirit and scope of the present invention, shall fall within the scope of the present invention.

CLASSIFICATIONS

International Classification	C12N5/077

LEGAL EVENTS

Date	Code	Event	Description
Aug 31, 2016	C06	Publication	
Sep 28, 2016	C10	Entry into substantive examination	

Google Home - Sitemap - USPTO Bulk Downloads - Privacy Policy - Terms of Service - About Google Patents - Send Feedback

Try the new Google Patents, with machine-classified Google Scholar results, and Japanese and South Korean patents.